Exhibit 99.1

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	September 26, 2015 (unaudited)	December 27, 2014 (audited)
Assets
Current assets:
Cash and cash equivalents	$5,482	$13,215
Accounts receivable, net	205,939	141,302
Costs and estimated earnings in excess of billings	34,175	10,174
Inventories	138,036	111,553
Other current assets	21,762	17,172

Total current assets	405,394	293,416

Property, plant and equipment, less accumulated depreciation, depletion and amortization (September 26, 2015 - $343,087 and December 27, 2014 - $279,375)	1,276,227	950,601
Goodwill	567,836	419,270
Intangible assets, less accumulated amortization (September 26, 2015 - $4,851 and December 27, 2014 - $3,073)	15,481	17,647
Other assets	51,798	48,843

Total assets	$2,316,736	$1,729,777

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$68,125	$5,275
Current portion of acquisition-related liabilities	17,691	18,402
Accounts payable	113,226	78,854
Accrued expenses	90,880	101,496
Billings in excess of costs and estimated earnings	11,005	8,958

Total current liabilities	300,927	212,985

Long-term debt	1,148,068	1,059,642
Acquisition-related liabilities	33,320	42,736
Other noncurrent liabilities	114,575	93,691

Total liabilities	1,596,890	1,409,054

Commitments and contingencies (see note 11)
Redeemable noncontrolling interest	—	33,740

Member’s equity	1,039,763	518,647
Accumulated deficit	(293,101)	(217,416)
Accumulated other comprehensive loss	(28,087)	(15,546)

Member’s interest	718,575	285,685
Noncontrolling interest	1,271	1,298

Total member’s interest	719,846	286,983

Total liabilities, redeemable noncontrolling interest and member’s interest	$2,316,736	$1,729,777

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(In thousands)

	Three months ended		Nine months ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Revenue:
Product	$338,020	$258,860	$748,210	$580,351
Service	88,266	89,276	182,224	196,214

Net revenue	426,286	348,136	930,434	776,565
Delivery and subcontract revenue	45,619	46,623	100,401	93,580

Total revenue	471,905	394,759	1,030,835	870,145

Cost of revenue (excluding items shown separately below):
Product	207,500	176,967	490,923	411,581
Service	59,280	61,907	128,514	140,773

Net cost of revenue	266,780	238,874	619,437	552,354
Delivery and subcontract cost	45,619	46,623	100,401	93,580

Total cost of revenue	312,399	285,497	719,838	645,934

General and administrative expenses	42,539	35,517	149,484	105,872
Depreciation, depletion, amortization and accretion	33,306	23,255	86,818	63,950

Transaction costs	304	2,741	8,044	7,737

Operating income	83,357	47,749	66,651	46,652
Other income, net	(1,171)	(1,408)	(678)	(2,299)
Loss on debt financings	32,641	—	64,313	—
Interest expense	20,436	22,085	61,649	62,555

Income (loss) from continuing operations before taxes	31,451	27,072	(58,633)	(13,604)
Income tax benefit	(2,655)	(1,038)	(12,468)	(2,498)

Income (loss) from continuing operations	34,106	28,110	(46,165)	(11,106)
Income from discontinued operations	(57)	(7)	(815)	(356)

Net income (loss)	34,163	28,117	(45,350)	(10,750)
Net income (loss) attributable to noncontrolling interest	52	1,243	(1,917)	674

Net income (loss) attributable to member of Summit Materials, LLC	$34,111	$26,874	$(43,433)	$(11,424)

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Net income (loss)	$34,163	$28,117	$(45,350)	$(10,750)
Other comprehensive (loss) income:
Postretirement curtailment adjustment	—	—	—	(1,346)
Postretirement liability adjustment	—	—	—	2,164
Foreign currency translation adjustment	(6,296)	(1,764)	(11,531)	(1,764)
Loss on cash flow hedges	(1,010)	—	(1,010)	—

Other comprehensive loss	(7,306)	(1,764)	(12,541)	(946)

Comprehensive income (loss)	26,857	26,353	(57,891)	(11,696)
Less comprehensive income (loss) attributable to the noncontrolling interest	52	1,243	(1,917)	919

Comprehensive income (loss) attributable to member of Summit Materials, LLC	$26,805	$25,110	$(55,974)	$(12,615)

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended
	September 26,	September 27,
	2015	2014
Cash flow from operating activities:
Net loss	$(45,350)	$(10,750)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	90,207	68,467
Share-based compensation expense	18,589	1,746
Deferred income tax benefit	—	(525)
Net gain on asset disposals	(4,990)	(219)
Net gain on debt financings	(4,570)	—
Other	136	(463)
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(56,287)	(54,463)
Inventories	(3,830)	(3,843)
Costs and estimated earnings in excess of billings	(23,402)	(15,009)
Other current assets	(4,401)	(3,910)
Other assets	(524)	(675)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	29,383	9,433
Accrued expenses	(12,272)	2,578
Billings in excess of costs and estimated earnings	(763)	270
Other liabilities	(853)	(3,473)

Net cash used in operating activities	(18,927)	(10,836)

Cash flow from investing activities:
Acquisitions, net of cash acquired	(505,466)	(351,941)
Purchases of property, plant and equipment	(69,672)	(64,244)
Proceeds from the sale of property, plant and equipment	8,883	9,575
Other	610	757

Net cash used for investing activities	(565,645)	(405,853)

Cash flow from financing activities:
Capital contributions by member	490,916	24,350
Capital issuance costs	(12,539)	—
Proceeds from debt issuances	1,415,750	657,217
Debt issuance costs	(10,911)	(8,834)
Payments on debt	(1,251,407)	(258,337)
Payments on acquisition-related liabilities	(15,018)	(5,807)
Distributions from partnership	(39,952)	—
Other	—	(88)

Net cash provided by financing activities	576,839	408,501

Net decrease in cash	(7,733)	(8,188)
Cash – beginning of period	13,215	14,917

Cash – end of period	$5,482	$6,729

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Changes in Redeemable Noncontrolling Interest and Member’s Interest

(In thousands)

	Total Member’s Interest
	Member’s equity	Accumulated deficit	Accumulated other comprehensive loss	Noncontrolling interest	Total member’s interest	Redeemable noncontrolling interest
Balance — December 27, 2014	$518,647	$(217,416)	$(15,546)	$1,298	$286,983	$33,740
Contributed capital	542,479	—	—	—	542,479
Accretion/ redemption value adjustment	—	(32,252)	—	—	(32,252)	(31,850)
Net loss	—	(43,433)	—	(27)	(43,460)	(1,890)
Other comprehensive loss	—	—	(12,541)	—	(12,541)	—
Distributions	(39,952)	—	—	—	(39,952)	—
Share-based compensation	18,589	—	—	—	18,589	—

Balance — September 26, 2015	$1,039,763	$(293,101)	$(28,087)	$1,271	$719,846	$—

Balance — December 28, 2013	486,896	(198,511)	(6,045)	1,211	283,551	24,767
Contributed capital	24,350	—	—	—	24,350	—
Accretion/ redemption value adjustment	—	(6,211)	—	—	(6,211)	6,211
Net loss	—	(11,424)	—	77	(11,347)	597
Other comprehensive income	—	—	(1,191)	—	(1,191)	245
Share-based compensation	3,732	(1,982)	—	—	1,750	—
Repurchase of member’s interest	(88)	—	—	—	(88)	—

Balance —September 27, 2014	$514,890	$(218,128)	$(7,236)	$1,288	$290,814	$31,820

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Tables in thousands)

1.	SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Summit Materials, LLC (“Summit LLC” and, together with its subsidiaries, the “Company”) is a vertically integrated, construction materials company. The Company is engaged in the production and sale of aggregates, cement, ready-mixed concrete, asphalt paving mix and concrete products and owns and operates quarries, sand and gravel pits, two cement plants, cement distribution terminals, ready-mixed concrete plants, asphalt plants and landfill sites. It is also engaged in paving and related services. The Company is organized by geographic region and has three operating segments, which are also its reporting segments: the West; Central; and East regions.

Substantially all of the Company’s products and services are produced, consumed and performed outdoors, primarily in the spring, summer and fall. Seasonal changes and other weather-related conditions can affect the production and sales volumes of its products and delivery of services. Therefore, the financial results for any interim period are typically not indicative of the results expected for the full year. Furthermore, the Company’s sales and earnings are sensitive to national, regional and local economic conditions and to cyclical changes in construction spending, among other factors.

Summit LLC is a wholly owned indirect subsidiary of Summit Materials Holdings L.P. (“Summit Holdings”), whose primary owners are Summit Materials, Inc. (“Summit Inc.”) and certain investment funds affiliated with Blackstone Capital Partners V L.P. and Silverhawk Summit, L.P. (collectively, the “Sponsors”). Summit Inc. was formed as a Delaware corporation on September 23, 2014 to be a holding company. Its sole material asset is a controlling equity interest in Summit Holdings. Pursuant to a reorganization into a holding company structure (the “Reorganization”) in connection with Summit Inc.’s March 2015 initial public offering, Summit Inc. became a holding corporation operating and controlling all of the business and affairs of Summit Holdings and its subsidiaries, including Summit LLC.

Initial Public Offering—Summit Inc. commenced operations on March 11, 2015 upon the pricing of the initial public offering of its Class A common stock (“IPO”). Summit Inc. raised $433.0 million, net of underwriting discounts, through the issuance of 25,555,555 shares of Class A common stock at a public offering price of $18.00 per share. Summit Inc. used the offering proceeds to purchase a number of newly-issued Class A Units (“LP Units”) from Summit Holdings equal to the number of shares of Class A common stock issued to the public. Summit Inc. caused Summit Holdings to use these proceeds: (i) to redeem $288.2 million in aggregate principal amount of outstanding 10 1/2% Senior Notes due January 31, 2020 (“2020 Notes”); (ii) to purchase 71,428,571 Class B Units of Continental Cement Company, L.L.C. (“Continental Cement”); (iii) to pay a one-time termination fee of $13.8 million primarily to affiliates of the Sponsors in connection with the termination of a transaction and management fee agreement; and (iv) for general corporate purposes. The $288.2 million redemption of 2020 Notes was completed in the second quarter of 2015 at a redemption price equal to par plus an applicable premium of $38.2 million plus $5.2 million of accrued and unpaid interest.

Follow-On Offering—On August 11, 2015, Summit Inc. raised $555.8 million, net of underwriting discounts, through the issuance of 22,425,000 shares of Class A common stock at a public offering price of $25.75 per share. Summit Inc. used these proceeds to purchase 3,750,000 newly-issued LP Units from Summit Holdings and 18,675,000 LP Units from certain of our pre-IPO owners, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions. Summit Holdings used the proceeds from the 3,750,000 newly-issued LP Units to pay the deferred purchase price of $80.0 million related to the July 17, 2015 acquisition of a cement plant and a quarry in Davenport, Iowa, and seven cement terminals along the Mississippi River (the “Davenport Assets”) and for general corporate purposes.

Basis of Presentation—These unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures typically included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto as of and for the year ended December 27, 2014. The Company continues to follow the accounting policies set forth in those consolidated financial statements.

Management believes that these consolidated interim financial statements include all adjustments, normal and recurring in nature, that are necessary to present fairly the financial position of the Company as of September 26, 2015, the results of operations for the three and nine months ended September 26, 2015 and September 27, 2014 and cash flows for the nine months ended September 26, 2015 and September 27, 2014. All significant intercompany balances and transactions have been eliminated.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

The Company’s fiscal year is based on a 52-53 week year with each quarter composed of 13 weeks ending on a Saturday. The 53-week year occurs approximately once every seven years and will occur in 2015. The additional week in the 53-week year will be included in the fourth quarter.

The consolidated financial statements of the Company include the accounts of Summit LLC and its subsidiaries, including noncontrolling interests. Noncontrolling interests in consolidated subsidiaries represent a 20% ownership in Ohio Valley Asphalt, LLC and, prior to the IPO and concurrent purchase of the noncontrolling interests of Continental Cement, a 30% redeemable ownership in Continental Cement.

Use of Estimates—Preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenue and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangibles and other long-lived assets, pension and other postretirement obligations and asset retirement obligations. Estimates also include revenue earned on contracts and costs to complete contracts. Most of the Company’s paving and related services are performed under fixed unit-price contracts with state and local governmental entities. Management regularly evaluates its estimates and assumptions based on historical experience and other factors, including the current economic environment. Management adjusts such estimates and assumptions when circumstances dictate. As future events and their effects cannot be determined with precision, actual results can differ significantly from estimates made. Changes in estimates, including those resulting from continuing changes in the economic environment, are reflected in the Company’s consolidated financial statements when the change in estimate occurs.

Business and Credit Concentrations—The Company’s operations are conducted primarily across 18 U.S. states and in British Columbia, Canada, with the most significant revenue generated in Texas, Kansas, Kentucky, Utah and Missouri. The Company’s accounts receivable consist primarily of amounts due from customers within these areas. Therefore, collection of these accounts is dependent on the economic conditions in the aforementioned states, as well as specific situations affecting individual customers. Credit granted within the Company’s trade areas has been granted to many customers, and management does not believe that a significant concentration of credit exists with respect to any individual customer or group of customers. No single customer accounted for more than 10% of total revenue in the three and nine months ended September 26, 2015 and September 27, 2014.

Fair Value Measurements—Certain acquisitions made by the Company require the payment of contingent amounts of purchase consideration. These payments are contingent on specified operating results being achieved in periods subsequent to the acquisition and will only be made if earn-out thresholds are achieved. Contingent consideration obligations are measured at fair value each reporting period. Any adjustments to fair value are recognized in earnings in the period identified. In the third quarter of 2015, the Company entered into interest rate derivatives on $200.0 million of its term loan borrowings to add stability to interest expense and to manage its exposure to interest rate movements. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive loss and will be subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The fair value of contingent consideration and derivatives as of September 26, 2015 and December 27, 2014 was:

	September 26, 2015	December 27, 2014
Current portion of derivatives and acquisition-related liabilities:
Contingent consideration	$4,559	$2,375
Cash flow hedge	114

Derivatives and acquisition- related liabilities:
Contingent consideration	$2,711	$5,379
Cash flow hedge	897

The fair value of contingent consideration was based on unobservable, or Level 3, inputs, including projected probability-weighted cash payments and an 11.0% discount rate, which reflects a market discount rate. Changes in fair value may occur as a result of a change in actual or projected cash payments, the probability weightings applied by the Company to projected payments or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a lower, or higher, fair value measurement. The fair value of the derivatives are based on observable, or Level 2, inputs such as interest rates, bond yields and prices in inactive markets. There were no material valuation adjustments in the three or nine months ended September 26, 2015 or September 27, 2014.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Financial Instruments—The Company’s financial instruments include debt and certain acquisition-related liabilities (deferred consideration and noncompete obligations). The carrying value and fair value of these financial instruments as of September 26, 2015 and December 27, 2014 was:

	September 26, 2015		December 27, 2014
	Fair Value	Carrying Value	Fair Value	Carrying Value
Level 2
Long-term debt(1)	$1,155,557	$1,156,193	$1,101,873	$1,064,917

Level 3
Current portion of deferred consideration and noncompete obligations(2)	13,132	13,132	16,027	16,027
Long term portion of deferred consideration and noncompete obligations(3)	30,609	30,609	37,357	37,357

(1)	$8.1 million and $5.3 million included in current portion of debt as of September 26, 2015 and December 27, 2014, respectively. Excludes $60.0 million outstanding on the revolving credit facility as of September 26, 2015.
(2)	Included in current portion of acquisition-related liabilities on the balance sheet.
(3)	Included in acquisition-related liabilities on the balance sheet.

The fair value of debt was determined based on observable, or Level 2 inputs, such as interest rates, bond yields and quoted prices in inactive markets. The fair values of the deferred consideration and noncompete obligations were determined based on unobservable, or Level 3, inputs, including the cash payment terms in the purchase agreements and a discount rate reflecting the Company’s credit risk.

Redeemable Noncontrolling Interest — On March 17, 2015, upon the consummation of the IPO and the transactions contemplated by a contribution and purchase agreement entered into with the holders of all of the outstanding Class B Units of Continental Cement, Continental Cement became a wholly-owned indirect subsidiary of Summit LLC. The noncontrolling interests of Continental Cement were acquired for aggregate consideration of $64.1 million, consisting of $35.0 million of cash, 1,029,183 shares of Summit Inc.’s Class A common stock and $15.0 million aggregate principal amount of non-interest bearing notes payable in six annual installments of $2.5 million, beginning on March 17, 2016. The notes payable is a liability of Summit Holdings and, is therefore not included in the liabilities of Summit LLC.

New Accounting Standards — In April 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. Under the ASU, an entity will present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. The ASU is effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The guidance will be applied retrospectively to all prior periods (i.e., the balance sheet for each period will be adjusted). Had the Company adopted this guidance as of the current period, both Other Assets (noncurrent) and Long-term Debt as of September 26, 2015 and December 27, 2014, would have decreased by $8.8 million and $16.8 million, respectively.

In April 2015, the FASB issued a new accounting standard, ASU 2015-04, Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets, which gives an employer whose fiscal year-end does not coincide with a calendar month-end (e.g., an entity that has a 52- or 53-week fiscal year) the ability, as a practical expedient, to measure defined benefit retirement obligations and related plan assets as of the month-end that is closest to its fiscal year-end. The ASU is effective for public business entities for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. Early application is permitted, and the ASU should be applied prospectively. The Company does not expect the adoption of this ASU to have a material effect on its financial position or results of operations.

In May 2014, the FASB issued a new accounting standard to improve and converge the financial reporting requirements for revenue from contracts with customers. ASU No. 2014-09, Revenue from Contracts with Customers, prescribes a five-step model for revenue recognition that will replace most existing revenue recognition guidance in U.S. GAAP. The ASU will supersede nearly all existing revenue recognition guidance under U.S. GAAP and provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. In July 2015, the FASB postponed the effective date of the new revenue standard by one year to the first quarter of 2018. Early adoption is permitted, but no earlier than 2017. Management is currently assessing the effect that the adoption of this standard will have on the consolidated financial statements.

Reclassifications — Certain amounts in the prior year have been reclassified to conform to the current period’s presentation.

2.	REORGANIZATION

Prior to the IPO and Reorganization, the capital structure of Summit Holdings consisted of six different classes of limited partnership interests (Class A-1, Class A-2, Class B-1, Class C, Class D-1 and Class D-2), each of which was subject to unique distribution rights. There were no outstanding Class A-2 interests. In connection with the IPO and the Reorganization, the limited partnership agreement of Summit Holdings was amended and restated to, among other things, modify its capital structure by creating a single new class of units (the “LP Units”), referred to as the “Reclassification.” Immediately following the Reclassification, 69,007,297 LP Units were outstanding. In addition, in substitution for part of the economic benefit of the Class C and Class D interests that was not reflected in the conversion of such interests to LP Units, warrants were issued to holders of Class C interests to purchase an aggregate of 160,333 shares of Summit Inc.’s Class A common stock, and options were issued to holders of Class D interests to purchase an aggregate of 4,358,842 shares of Summit Inc.’s Class A common stock (“leverage restoration options”). The exercise price of the warrants and leverage restoration options is the IPO price of $18.00 per share. In conjunction with the Reclassification of the equity-based awards, the Company recognized a $14.5 million modification charge in general and administrative costs.

The leverage restoration options were granted under the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The leverage restoration options that correlate to time-vesting interests vest over four years, beginning on the Reclassification date and the leverage restoration options that correlate to performance-vesting interests vest only when both the relevant return multiple is achieved and a four year time-vesting condition is satisfied. The time-based vesting condition for both the time-vesting and performance-vesting interests will be satisfied with respect to 25% of the performance-vesting options on each of the first four anniversaries of the Reclassification date, subject to the employee’s continued employment through the applicable vesting date.

The Company also granted 240,000 options to purchase shares of Summit Inc.’s Class A common stock under the Omnibus Incentive Plan to certain employees some of whom had not previously been granted equity-based interests. These stock options have an exercise price of $18.00 per share, the IPO price, and are subject to a time-based vesting condition that will be satisfied with respect to 25% of the award on each of the first four anniversaries of the grant date, subject to the employee’s continued employment through the applicable vesting date.

3.	ACQUISITIONS

On July 17, 2015, the Company acquired the Davenport Assets for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. The operating results of the acquired business have been included in the Central region’s results of operations since the date of the acquisition. Assets acquired and liabilities assumed are measured at their acquisition-date fair value. Goodwill recognized in connection with the acquisition is primarily attributable to the expected profitability, assembled workforces and operational infrastructure of the acquired business and the synergies expected to result after its integration. The Davenport Assets were immediately integrated into the Company’s existing cement operations such that it is not practicable to report revenue and net income separately for the Davenport Assets.

Pro Forma Financial Information (unaudited) — The following unaudited supplemental pro forma information presents the financial results as if the Davenport Assets had been acquired on the first day of the 2014 fiscal year. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on the first day of the preceding fiscal year, nor is it indicative of any future results. The pro forma adjustments include a reduction of transaction costs of $6.5 million and additional depreciation, depletion, amortization and accretion of $7.5 million.

	Three months ended	Nine months ended
	September 26, 2015	September 26, 2015
Revenue	$477,706	$1,069,305
Net income	67,229	24,506

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

The purchase price allocation for the Davenport Assets has not been finalized due to the recent timing of the acquisition. The following table summarizes aggregated information regarding the estimated fair values of the assets acquired and liabilities assumed in conjunction with the acquisition:

September 26, 2015
Inventories	$21,538
Property, plant and equipment	272,815
Other assets	6,537
Financial liabilities	(1,509)
Other long-term liabilities	(95)

Net assets acquired	299,286
Goodwill	150,710

Total consideration	449,996

Transfer of assets	(2,182)
Working capital true-up	896

Net cash paid for acquisitions	$448,710

4.	GOODWILL

Changes in the carrying amount of goodwill, by reportable segment, from December 27, 2014 to September 26, 2015 are summarized as follows:

	West	Central	East	Total
Balance, December 27, 2014	$297,085	$96,025	$26,160	$419,270
Acquisitions (1)	4,579	150,929	—	155,508
Foreign currency translation adjustments	(6,942)	—	—	(6,942)

Balance, September 26, 2015	$294,722	$246,954	$26,160	$567,836

(1)	Includes certain working capital adjustments related to 2014 acquisitions

5.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of September 26, 2015 and December 27, 2014:

	September 26,	December 27,
	2015	2014
Trade accounts receivable	$194,235	$131,060
Retention receivables	13,396	12,053
Receivables from related parties	705	333

Accounts receivable	208,336	143,446
Less: Allowance for doubtful accounts	(2,397)	(2,144)

Accounts receivable, net	$205,939	$141,302

Retention receivables are amounts earned by the Company but held by customers until paving and related service contracts and projects are near completion or fully completed. Amounts are expected to be billed and collected within one year.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

6.	INVENTORIES

Inventories consisted of the following as of September 26, 2015 and December 27, 2014:

	September 26,	December 27,
	2015	2014
Aggregate stockpiles	$90,776	$88,211
Finished goods	11,284	8,826
Work in process	6,511	1,801
Raw materials	29,465	12,715

Total	$138,036	$111,553

7.	ACCRUED EXPENSES

Accrued expenses consisted of the following as of September 26, 2015 and December 27, 2014:

	September 26,	December 27,
	2015	2014
Interest	$12,973	$32,475
Payroll and benefits	22,095	20,326
Capital lease obligations	16,065	17,530
Insurance	13,710	11,402
Non-income taxes	10,221	5,520
Professional fees	1,305	3,299
Other (1)	14,511	10,944

Total	$90,880	$101,496

(1)	Consists primarily of subcontractor and working capital settlement accruals.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

8.	DEBT

Debt consisted of the following as of September 26, 2015 and December 27, 2014:

	September 26,	December 27,
	2015	2014
Revolving credit facility	$60,000	$—

Long-term debt:

10 1/2% Senior Notes, due 2020:
$153.8 million senior notes, including a $5.5 million net premium at September 26, 2015 and $625.0 million senior notes, including a $26.5 million net premium at December 27, 2014	159,365	651,548
6 1/8% Senior Notes, due 2023:
$350.0 million senior notes, issued at par at September 26, 2015	350,000
Term Loan, due 2022:
$650.0 million term loan, net of $3.1 million discount at September 26, 2015 and $415.7 million term loan, net of $2.3 million discount at December 27, 2014	646,828	413,369
Total	1,156,193	1,064,917
Current portion of long-term debt	8,125	5,275

Long-term debt	$1,148,068	$1,059,642

The contractual payments of long-term debt, including current maturities, for the five years subsequent to September 26, 2015, are as follows:

2015 (three months)	$3,250
2016	6,500
2017	6,500
2018	4,875
2019	6,500
2020	161,925
Thereafter	964,250

Total	1,153,800
Plus: Original issue net premium	2,393

Total debt	$1,156,193

Senior Notes—The 2020 Notes were issued under an indenture dated January 30, 2012 (as amended and supplemented, the “2012 Indenture”) by Summit LLC and Summit Materials Finance Corp. (collectively, the “Issuers”). The Indenture contains covenants limiting, among other things, Summit LLC and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The 2012 Indenture also contains customary events of default. Interest on the 2020 Notes is payable semi-annually in arrears. On September 8, 2014 and January 17, 2014, the Issuers issued an additional $115.0 million and $260.0 million, respectively, aggregate principal amount of 2020 Notes (the “Additional Notes”), receiving proceeds of $409.3 million, before payment of fees and expenses and including an aggregate $34.3 million premium. The proceeds from the sale of the Additional Notes were used for the purchases of acquisitions, to make payments on the revolving credit facility and for general corporate purposes. The Additional Notes are treated as a single series with the $250.0 million of 2020 Notes issued in January 2012 (the “Existing Notes”) and have substantially the same terms as those of the Existing Notes. The Additional Notes and the Existing Notes are treated as one class under the 2012 Indenture.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

The Issuers issued $350.0 million in aggregate principal amount of 6.125% senior notes due July 15, 2023 (the “2023 Notes”) under an indenture dated July 28, 2015 (as amended and supplemented, the “2015 Indenture”). The net proceeds from the 2023 Notes, with proceeds from the refinancing of the term loan described below, were used to pay the $370.0 million initial purchase price for the Davenport Assets and to redeem $183.0 million aggregate principal amount of the 2020 Notes and pay related fees and expenses. The 2015 Indenture contains covenants and events of default generally consistent with the 2012 Indenture. The 2023 Notes were issued at 100% of their par value. Interest on the 2023 Notes is payable semi-annually in arrears on January 15 and July 15 of each year commencing on January 15, 2016. As of September 26, 2015 and December 27, 2014, the Company was in compliance with all covenants under both indentures, as applicable.

In April and August 2015, using proceeds from the IPO and the refinancing of the term loan described below, $288.2 million and $183.0 million, respectively, aggregate principal amount of the outstanding 2020 Notes were redeemed at a price equal to par plus an applicable premium. As a result of the redemptions, net charges of $14.1 million and $45.4 million were recognized in the three and nine months ended September 26, 2015, respectively. The fees included $18.2 million and $56.4 million for the applicable prepayment premium and $2.8 million and $7.5 million for the write-off of deferred financing fees, partially offset by $6.9 million and $18.5 million of net benefit from the write-off of the original issuance net premium in the three and nine months ended September 26, 2015, respectively.

Senior Secured Credit Facilities— Summit LLC has credit facilities that provide for term loans in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $235.0 million (the “Senior Secured Credit Facilities”). Under the Senior Secured Credit Facilities, required principal repayments of 0.25% of term debt are due on the last business day of each March, June, September and December. The unpaid principal balance is due in full on the maturity date, which is July 17, 2022.

On July 17, 2015, Summit LLC refinanced its term loan under the Senior Secured Credit Facilities (the “Refinancing”). The Refinancing, among other things: (i) reduced the applicable margins used to calculate interest rates for term loans under our Senior Secured Credit Facilities to 3.25% for LIBOR rate loans and 2.25% for base rate loans, subject to a LIBOR floor of 1.00% (and one 25 basis point step down upon Summit LLC achieving a certain first lien net leverage ratio); (ii) increased term loans borrowed under our term loan facility from $422.0 million to an aggregate $650.0 million; and (iii) created additional flexibility under the financial maintenance covenants, which are tested quarterly, by increasing the applicable maximum Consolidated First Lien Net Leverage Ratio (as defined in the credit agreement governing the Senior Secured Credit Facilities).

On March 11, 2015, Summit LLC entered into Amendment No. 3 to the credit agreement governing the Senior Secured Credit Facilities, which became effective on March 17, 2015 upon the consummation of the IPO. The amendment: (i) increased the size of the revolving credit facility from $150.0 million to $235.0 million; (ii) extended the maturity date of the revolving credit facility to March 11, 2020; (iii) amended certain covenants; and (iv) permits periodic tax distributions as contemplated in a tax receivable agreement, dated as of March 11, 2015, with Summit Holdings. As a result of this amendment, a charge of $0.4 million of deferred financing was recognized in the nine months ended September 26, 2015.

The revolving credit facility bears interest per annum equal to, at Summit LLC’s option, either (i) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) LIBOR plus 1.00%, plus an applicable margin of 2.5% for base rate loans or (ii) a LIBOR rate determined by reference to Reuters prior to the interest period relevant to such borrowing adjusted for certain additional costs plus an applicable margin of 3.5% for LIBOR rate loans. The interest rate in effect at September 26, 2015 was 3.6%.

There were $60.0 million of outstanding borrowings under the revolving credit facility as of September 26, 2015, leaving remaining borrowing capacity of $150.6 million, which is net of $24.4 million of outstanding letters of credit. The outstanding letters of credit are renewed annually and support required bonding on construction projects and the Company’s insurance liabilities.

Summit LLC’s Consolidated First Lien Net Leverage Ratio, as such term is defined in the Senior Secured Credit Facilities, should be no greater than 4.75:1.0 as of each quarter-end. As of September 26, 2015 and December 27, 2014, Summit LLC was in compliance with all covenants.

Summit LLC’s wholly-owned domestic subsidiary companies, subject to certain exclusions and exceptions, are named as subsidiary guarantors of the 2020 Notes, the 2023 Notes and the Senior Secured Credit Facilities. In addition, Summit LLC has pledged substantially all of its assets as collateral, subject to certain exclusions and exceptions, for the Senior Secured Credit Facilities.

Interest expense related to debt totaled $17.8 million and $54.6 million in the three and nine months ended September 26, 2015, respectively, and $19.9 million and $56.4 million in the three and nine months ended September 27, 2014, respectively. The

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

following table presents the activity for the deferred financing fees for the nine months ended September 26, 2015 and September 27, 2014:

Deferred financing fees
Balance — December 27, 2014	$17,215

Loan origination fees	10,911
Amortization	(2,731)
Write off of deferred financing fees	(12,135)

Balance — September 26, 2015	$13,260

Balance — December 28, 2013	$11,485

Loan origination fees	9,281
Amortization	(2,875)

Balance —September 27, 2014	$17,891

Other—On January 15, 2015, the Company’s wholly-owned subsidiary in British Columbia, Canada entered into an agreement with HSBC for a (i) $6.0 million Canadian dollar (“CAD”) revolving credit commitment to be used for operating activities that bears interest per annum equal to the bank’s prime rate plus 0.20%, (ii) $0.5 million CAD revolving credit commitment to be used for capital equipment that bears interest per annum at the bank’s prime rate plus 0.90% and (iii) $0.4 million CAD revolving credit commitment to provide guarantees on behalf of that subsidiary. There were no amounts outstanding under this agreement as of September 26, 2015.

9.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The changes in each component of accumulated other comprehensive loss consisted of the following:

	Change in retirement plans	Foreign currency translation adjustments	Cash flow hedge adjustments	Accumulated other comprehensive loss
Balance — December 27, 2014	$(9,730)	$(5,816)	$—	$(15,546)

Foreign currency translation adjustment	—	(11,531)	—	(11,531)
Loss on cash flow hedges	—	—	(1,010)	(1,010)

Balance — September 26, 2015	$(9,730)	$(17,347)	$(1,010)	$(28,087)

Balance — December 28, 2013	$(6,045)	$—	$—	$(6,045)

Postretirement curtailment adjustment	(942)	—	—	(942)
Postretirement liability adjustment	1,515	—	—	1,515
Foreign currency translation adjustment	—	(1,764)	—	(1,764)

Balance —September 27, 2014	$(5,472)	$(1,764)	$—	$(7,236)

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

10.	INCOME TAXES

Summit LLC is a limited liability company and passes its tax attributes for federal and state tax purposes to its parent company and is generally not subject to federal or state income tax. However, certain subsidiary entities file federal and state income tax returns due to their status as C corporations. The provision for income taxes is primarily composed of federal, state and local income taxes for the subsidiary entities that have C corporation status.

The effective income tax rate for these entities differs from the statutory federal rate primarily due to (1) tax depletion expense in excess of the expense recorded under U.S. GAAP, (2) state income taxes and the effect of graduated tax rates and (3) certain non-recurring items, such as differences in the treatment of transaction costs, which are often not deductible for tax purposes.

As of September 26, 2015 and December 27, 2014, the Company has not recognized any liabilities for uncertain tax positions. The Company records interest and penalties as a component of the income tax provision. No material interest or penalties were recognized in income tax expense during the three or nine months ended September 26, 2015 and September 27, 2014.

Tax Distributions – The holders of Summit Holdings’ LP Units, including Summit Inc., incur U.S. federal, state and local income taxes on their share of any taxable income of Summit Holdings. The limited partnership agreement of Summit Holdings provides for pro rata cash distributions (“tax distributions”) to the holders of the LP Units in an amount generally calculated to provide each holder of LP Units with sufficient cash to cover its tax liability in respect of the LP Units. In general, these tax distributions are computed based on Summit Holdings’ estimated taxable income allocated to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to an individual or corporate resident in New York, New York (or a corporate resident in certain circumstances). Summit LLC paid distributions totaling $23.5 million and $39.9 million, of which $14.6 million and $26.4 million was paid to Summit Holdings, who, in turn, distributed the funds to its partners, other than Summit Inc., and $8.9 million and $13.5 million was paid to Summit Inc., in the three and nine months ended September 26, 2015, respectively.

11.	COMMITMENTS AND CONTINGENCIES

The Company is party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all pending or threatened claims and litigation will not have a material effect on the Company’s consolidated results of operations, financial position or liquidity. The Company records legal fees as incurred.

Litigation and Claims—The Company is obligated under an indemnification agreement entered into with the sellers of Harper Contracting, Inc., Harper Sand and Gravel, Inc., Harper Excavating, Inc., Harper Ready Mix Company, Inc. and Harper Investments, Inc. (collectively, “Harper”) for the sellers’ 40% ownership interests in a joint venture agreement. The Company has the rights to any benefits under the joint venture as well as the assumption of any obligations, but does not own equity interests in the joint venture. The joint venture incurred significant losses on a highway project in Utah, which resulted in requests for funding from the joint venture partners and, ultimately, from the Company. Through September 26, 2015, the Company has funded $8.8 million, of which $4.0 million was funded in 2012 and $4.8 million was funded in 2011. On April 2, 2015, the Utah Department of Transportation filed suit in the Fourth District Court of Utah County, Utah against the joint venture and the parties to the joint venture seeking damages of at least $29.4 million. As of September 26, 2015 and December 27, 2014, an accrual of $4.3 million was recorded in other noncurrent liabilities as management’s best estimate of loss related to this matter.

During the ordinary course of business, there may be revisions to project costs and conditions that can give rise to change orders on construction contracts. Revisions can also result in claims made against a customer or subcontractor to recover project variances that have not been satisfactorily addressed through change orders with a customer. The Company had unapproved change orders and claims of $1.2 million in accounts receivable and $3.9 million ($1.2 million in accounts receivable, $0.5 million in costs and estimated earnings in excess of billings and $2.2 million in other assets) as of September 26, 2015 and December 27, 2014, respectively.

Environmental Remediation—The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. These operations require environmental operating permits, which are subject to modification, renewal and revocation. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses, and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity in the future.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Other—In the ordinary course of business, the Company enters into various firm purchase commitments for certain raw materials and services. The terms of the firm purchase commitments are generally less than one year. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial position, results of operations or liquidity of the Company.

12.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Nine months ended
	September 26,	September 27,
	2015	2014
Cash payments:
Interest	$75,990	$59,179
Income taxes	1,516	1,345
Non cash financing activities:
Purchase of noncontrolling interest in Continental Cement	$(64,102)	$—

13.	SEGMENT INFORMATION

The Company has three operating segments, which are its reportable segments: the West; Central; and East regions. These segments are consistent with the Company’s management reporting structure. Each region’s operations consist of various activities related to the production, distribution and sale of construction materials, products and the provision of paving and related services. Assets employed by segment include assets directly identified with those operations. Corporate assets consist primarily of cash, property, plant and equipment for corporate operations and other assets not directly identifiable with a reportable business segment. The accounting policies applicable to each segment are consistent with those used in preparing the consolidated financial statements. The following tables display selected financial data for the Company’s reportable segments:

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Revenue:
West region	$261,742	$211,302	$597,484	$478,432
Central region	164,084	126,882	338,613	283,541
East region	46,079	56,575	94,738	108,172

Total revenue	$471,905	$394,759	$1,030,835	$870,145

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Adjusted EBITDA
West region	$59,574	$39,105	$110,940	$71,646
Central region	53,756	30,820	89,984	59,220
East region	13,383	11,868	15,096	10,462
Corporate and other	(8,879)	(9,381)	(33,577)	(28,427)

Total reportable segments and corporate	117,834	72,412	182,443	112,901
Interest expense	20,436	22,085	61,649	62,555
Depreciation, depletion, amortization and accretion	33,306	23,255	86,818	63,950
Initial public offering costs	—	—	28,296	—
Loss on debt financings	32,641	—	64,313	—

Income (loss) from continuing operations before taxes	$31,451	$27,072	$(58,633)	$(13,604)

	Nine months ended
	September 26,	September 27,
	2015	2014
Cash paid for capital expenditures:
West region	$32,192	$25,496
Central region	24,335	28,485
East region	9,401	6,590

Total reportable segments	65,928	60,571
Corporate and other	3,744	3,673

Total capital expenditures	$69,672	$64,244

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Depreciation, depletion, amortization and accretion:
West region	$13,786	$9,155	$38,508	$23,569
Central region	15,778	9,710	37,198	28,061
East region	3,114	3,984	9,426	11,272

Total reportable segments	32,678	22,849	85,132	62,902
Corporate and other	628	406	1,686	1,048

Total depreciation, depletion, amortization and accretion	$33,306	$23,255	$86,818	$63,950

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

	September 26,	December 27,
	2015	2014
Total assets:
West region	$866,516	$777,981
Central region	1,189,565	704,134
East region	224,720	221,598

Total reportable segments	2,280,801	1,703,713
Corporate and other	35,935	26,064

Total	$2,316,736	$1,729,777

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Revenue by product:*
Aggregates	$86,070	$68,636	$218,336	$160,002
Cement	68,481	34,171	110,477	69,435
Ready-mixed concrete	95,481	75,429	254,878	189,198
Asphalt	113,249	104,862	219,492	203,944
Paving and related services	185,092	191,157	366,321	391,925
Other	(76,468)	(79,496)	(138,669)	(144,359)

Total revenue	$471,905	$394,759	$1,030,835	$870,145

*	Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

14.	RELATED PARTY TRANSACTIONS

Under the terms of a transaction and management fee agreement between Summit Holdings and Blackstone Management Partners L.L.C. (“BMP”), whose affiliates include controlling stockholders of Summit Inc., BMP provided monitoring, advisory and consulting services to the Company through March 17, 2015. Under the terms of the agreement, BMP was permitted to assign, and had assigned, a portion of the fees to which it was entitled to Silverhawk Summit, L.P. and to certain other equity investors.

The management fee was calculated based on the greater of $300,000 or 2.0% of the Company’s annual consolidated profit, as defined in the agreement, and is included in general and administrative expenses. The Company incurred management fees totaling $1.0 million during the period between December 28, 2014 and March 17, 2015 and $1.3 million and $2.3 million in the three and nine months ended September 27, 2014, respectively. During these periods, the Company paid immaterial amounts to Silverhawk Summit, L.P. and to other equity investors.

Also under the terms of the transaction and management fee agreement, BMP undertook financial and structural analysis, due diligence investigations, corporate strategy and other advisory services and negotiation assistance related to acquisitions for which the Company paid BMP transaction fees equal to 1.0% of the aggregate enterprise value of any acquired entity or, if such transaction was structured as an asset purchase or sale, 1.0% of the consideration paid for or received in respect of the assets acquired or disposed. The Company paid BMP $0.6 million and $2.3 million during the three and nine months ended September 27, 2014, respectively. During these periods, the Company paid immaterial amounts to Silverhawk Summit, L.P. and to other equity investors. The acquisition-related fees paid pursuant to this agreement are included in transaction costs.

In connection with the IPO, the transaction and management fee agreement with BMP was terminated on March 17, 2015 for a final payment of $13.8 million; $13.4 million was paid to affiliates of BMP and the remaining $0.4 million was paid to affiliates of Silverhawk Summit, L.P. and to certain other equity investors.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

In addition to the transaction and management fees paid to BMP, the Company reimburses BMP for direct expenses incurred, which were not material in the three and nine months ended September 26, 2015 and September 27, 2014.

On July 17, 2015, the Company purchased the Davenport Assets from Lafarge North America Inc. for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. At closing, $370.0 million of the purchase price was paid, and the remaining $80.0 million was paid on August 13, 2015. Summit Holdings entered into a commitment letter dated April 16, 2015, with Blackstone Capital Partners V L.P. (“BCP”) for equity financing up to $90.0 million in the form of a preferred equity interest (the “Equity Commitment Financing”), which would have been used to pay the $80.0 million deferred purchase price if other financing was not attained by December 31, 2015. For the Equity Commitment Financing, the Company paid a $1.8 million commitment fee to BCP in the nine months ended September 26, 2015.

Blackstone Advisory Partners L.P., an affiliate of BMP, served as an initial purchaser of $5.75 million and $13.0 million principal amount of the 2020 Notes issued in September 2014 and January 2014, respectively, and received compensation in connection therewith.

Cement sales to companies owned by a former noncontrolling member of Continental Cement were approximately $1.4 million during the period between December 28, 2014 and March 11, 2015 and $4.7 million and $10.9 million during the three and nine months ended September 27, 2014, respectively. Accounts receivable due from the former noncontrolling member were $0.2 million as of December 27, 2014.

In the nine months ended September 27, 2014, the Company made an interest payment of $0.7 million to a certain former noncontrolling member of Continental Cement for a related party note. The principal balance on the note was repaid in 2012.

In the nine months ended September 27, 2014, the Company sold certain assets associated with the production of concrete blocks, including inventory and equipment, to a related party for $2.3 million.

15.	GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

Summit LLC’s domestic wholly-owned subsidiary companies other than Finance Corp. are named as guarantors (collectively, the “Guarantors”) of the 2020 Notes and the 2023 Notes (collectively, the “Senior Notes”). Certain other partially-owned subsidiaries and a non-U.S. entity do not guarantee the Senior Notes (collectively, the “Non-Guarantors”). The Guarantors provide a joint and several, full and unconditional guarantee of the Senior Notes.

There are no significant restrictions on Summit LLC’s ability to obtain funds from any of the Guarantor Subsidiaries in the form of dividends or loans. Additionally, there are no significant restrictions on a Guarantor Subsidiary’s ability to obtain funds from Summit LLC or its direct or indirect subsidiaries.

The following condensed consolidating balance sheets, statements of operations and cash flows are provided for the Issuers, the Wholly-owned Guarantors and the Non-Guarantors. On March 17, 2015, the noncontrolling interests of Continental Cement were purchased resulting in Continental Cement being a wholly-owned indirect subsidiary of Summit LLC. Continental Cement’s results of operations and cash flows are reflected with the Guarantors for the three and nine months ended September 26, 2015. In 2014, Continental Cement’s results are shown separately as a Non Wholly-owned Guarantor.

Earnings from subsidiaries are included in other income in the condensed consolidated statements of operations below. The financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the guarantor or non-guarantor subsidiaries operated as independent entities.

Condensed Consolidating Balance Sheets

September 26, 2015

	Issuers	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$8,989	$1,025	$8,130	$(12,662)	$5,482
Accounts receivable, net	—	195,120	11,163	(344)	205,939
Intercompany receivables	1,322,050	14,869	8,996	(1,345,915)	—
Cost and estimated earnings in excess of billings	—	33,447	728	—	34,175
Inventories	—	132,734	5,302	—	138,036
Other current assets	1,088	19,319	1,355	—	21,762

Total current assets	1,332,127	396,514	35,674	(1,358,921)	405,394
Property, plant and equipment, net	9,433	1,240,126	26,668	—	1,276,227
Goodwill	—	519,759	48,077	—	567,836
Intangible assets, net	—	14,044	1,437	—	15,481
Other assets	881,923	132,532	1,271	(963,928)	51,798

Total assets	$2,223,483	$2,302,975	$113,127	$(2,322,849)	$2,316,736

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$68,125	$—	$—	$—	$68,125
Current portion of acquisition-related liabilities	—	17,691	—	—	17,691
Accounts payable	7,436	102,571	3,563	(344)	113,226
Accrued expenses	30,998	70,386	2,158	(12,662)	90,880
Intercompany payables	67,671	1,274,510	3,734	(1,345,915)	—
Billings in excess of costs and estimated earnings	—	10,983	22	—	11,005

Total current liabilities	174,230	1,476,141	9,477	(1,358,921)	300,927
Long-term debt	1,148,068	61,377	—	(61,377)	1,148,068
Acquisition-related liabilities	—	33,320	—	—	33,320
Other noncurrent liabilities	1,558	110,856	57,268	(55,107)	114,575

Total liabilities	1,323,856	1,681,694	66,745	(1,475,405)	1,596,890
Redeemable noncontrolling interest	—	—	—	—	—
Redeemable members’ interest	—	—	—	—	—
Total stockholders’ equity/partners’ interest	899,627	621,281	46,382	(847,444)	719,846

Total liabilities, redeemable noncontrolling interest and member’s interest	$2,223,483	$2,302,975	$113,127	$(2,322,849)	$2,316,736

Condensed Consolidating Balance Sheets

December 27, 2014

	Issuers	Non- Wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Assets
Current assets:
Cash and cash equivalents	$10,837	$2	$695	$8,793	$(7,112)	$13,215
Accounts receivable, net	1	6,629	124,380	11,525	(1,233)	141,302
Intercompany receivables	376,344	4,095	30,539	4,052	(415,030)	—
Cost and estimated earnings in excess of billings	—	—	9,819	355	—	10,174
Inventories	—	8,696	98,188	4,669	—	111,553
Other current assets	7,148	464	9,638	1,775	(1,853)	17,172

Total current assets	394,330	19,886	273,259	31,169	(425,228)	293,416
Property, plant and equipment, net	7,035	302,524	610,717	30,325	—	950,601
Goodwill	—	23,124	340,969	55,177	—	419,270
Intangible assets, net	—	542	14,245	2,860	—	17,647
Other assets	1,153,204	25,233	125,462	1,362	(1,256,418)	48,843

Total assets	$1,554,569	$371,309	$1,364,652	$120,893	$(1,681,646)	$1,729,777

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$5,275	$1,273	$3,990	$—	$(5,263)	$5,275
Current portion of acquisition-related liabilities	166	—	18,236	—	—	18,402
Accounts payable	3,655	6,845	65,018	4,569	(1,233)	78,854
Accrued expenses	37,101	10,178	59,477	3,705	(8,965)	101,496
Intercompany payables	162,728	4,052	245,416	2,834	(415,030)	—
Billings in excess of costs and estimated earnings	—	—	8,931	27	—	8,958

Total current liabilities	208,925	22,348	401,068	11,135	(430,491)	212,985
Long-term debt	1,059,642	153,318	480,599	—	(633,917)	1,059,642
Acquisition-related liabilities	—	—	42,736	—	—	42,736
Other noncurrent liabilities	796	24,787	65,479	57,736	(55,107)	93,691

Total liabilities	1,269,363	200,453	989,882	68,871	(1,119,515)	1,409,054
Redeemable noncontrolling interest	—	—	—	—	33,740	33,740
Redeemable members’ interest	—	34,543	—	—	(34,543)	—
Total stockholders’ equity/partners’ interest	285,206	136,313	374,770	52,022	(561,328)	286,983

Total liabilities, redeemable noncontrolling interest and member’s interest	$1,554,569	$371,309	$1,364,652	$120,893	$(1,681,646)	$1,729,777

Condensed Consolidating Statements of Operations

For the three months ended September 26, 2015

	Issuers	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue	$—	$454,501	$21,472	$(4,068)	$471,905

Cost of revenue (excluding items shown separately below)	—	304,204	12,263	(4,068)	312,399
General and administrative expenses	8,881	32,362	1,600	—	42,843
Depreciation, depletion, amortization and accretion	628	31,374	1,304	—	33,306

Operating (loss) income	(9,509)	86,561	6,305	—	83,357
Other (income) expense, net	(58,666)	3,639	(17)	86,514	31,470
Interest expense	15,046	15,286	900	(10,796)	20,436

Income from continuing operations before taxes	34,111	67,636	5,422	(75,718)	31,451
Income tax benefit (expense)	—	(2,690)	35	—	(2,655)

Income from continuing operations	34,111	70,326	5,387	(75,718)	34,106
Income from discontinued operations	—	(57)	—	—	(57)

Net income	34,111	70,383	5,387	(75,718)	34,163
Net income attributable to minority interest	—	—	—	52	52

Net income attributable to member of Summit Materials, LLC	$34,111	$70,383	$5,387	$(75,770)	$34,111

Comprehensive income attributable to member of Summit Materials, LLC	$26,805	$69,373	$(909)	$(68,464)	$26,805

Condensed Consolidating Statements of Operations

For the three months ended September 27, 2014

	Issuers	Non- Wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Revenue	$—	$34,171	$348,785	$22,626	$(10,823)	$394,759

Cost of revenue (excluding items shown separately below)	—	25,603	253,284	17,433	(10,823)	285,497
General and administrative expenses	8,694	1,651	27,418	495	—	38,258
Depreciation, depletion, amortization and accretion	406	3,708	18,618	523	—	23,255

Operating (loss) income	(9,100)	3,209	49,465	4,175	—	47,749
Other (income) expense, net	(43,887)	(945)	(2,679)	(16)	46,119	(1,408)
Interest expense	7,913	2,931	13,416	233	(2,408)	22,085

Income from continuing operations before taxes	26,874	1,223	38,728	3,958	(43,711)	27,072
Income tax benefit (expense)	—	—	(1,038)	—	—	(1,038)

Income from continuing operations	26,874	1,223	39,766	3,958	(43,711)	28,110
Income from discontinued operations	—	—	(7)	—	—	(7)

Net income	26,874	1,223	39,773	3,958	(43,711)	28,117
Net income attributable to minority interest	—	—	—	—	1,243	1,243

Net income attributable to member of Summit Materials, LLC	$26,874	$1,223	$39,773	$3,958	$(44,954)	$26,874

Comprehensive income attributable to member of Summit Materials, LLC	$25,110	$1,223	$39,773	$2,194	$(43,190)	$25,110

Condensed Consolidating Statements of Operations

For the nine months ended September 26, 2015

	Issuers	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue	$—	$980,153	$78,821	$(28,139)	$1,030,835

Cost of revenue (excluding items shown separately below)	—	696,068	51,909	(28,139)	719,838
General and administrative expenses	61,634	90,959	4,935	—	157,528
Depreciation, depletion, amortization and accretion	1,686	80,997	4,135	—	86,818

Operating (loss) income	(63,320)	112,129	17,842	—	66,651
Other (income) expense, net	(55,083)	7,140	142	111,436	63,635
Interest expense	35,196	45,332	2,689	(21,568)	61,649

Income from continuing operations before taxes	(43,433)	59,657	15,011	(89,868)	(58,633)
Income tax benefit (expense)	—	(12,852)	384	—	(12,468)

Income from continuing operations	(43,433)	72,509	14,627	(89,868)	(46,165)
Income from discontinued operations	—	(815)	—	—	(815)

Net income	(43,433)	73,324	14,627	(89,868)	(45,350)
Net income attributable to minority interest	—	—	—	(1,917)	(1,917)

Net income attributable to member of Summit Materials, LLC	$(43,433)	$73,324	$14,627	$(87,951)	$(43,433)

Comprehensive income attributable to member of Summit Materials, LLC	$(55,974)	$72,314	$3,096	$(75,410)	$(55,974)

Condensed Consolidating Statements of Operations

For the nine months ended September 27, 2014

	Issuers	Non- Wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Revenue	$—	$69,435	$776,502	$43,900	$(19,692)	$870,145

Cost of revenue (excluding items shown separately below)	—	53,229	581,602	30,795	(19,692)	645,934
General and administrative expenses	26,384	5,225	80,938	1,062	—	113,609
Depreciation, depletion, amortization and accretion	1,047	10,484	51,351	1,068	—	63,950

Operating (loss) income	(27,431)	497	62,611	10,975	—	46,652
Other expense (income), net	(36,161)	(2,303)	(4,233)	29	40,369	(2,299)
Interest expense	21,581	8,788	37,831	289	(5,934)	62,555

(Loss) income from continuing operations before taxes	(12,851)	(5,988)	29,013	10,657	(34,435)	(13,604)
Income tax benefit	(1,427)	—	(1,071)	—	—	(2,498)

(Loss) income from continuing operations	(11,424)	(5,988)	30,084	10,657	(34,435)	(11,106)
Income from discontinued operations	—	—	(356)	—	—	(356)

Net (loss) income	(11,424)	(5,988)	30,440	10,657	(34,435)	(10,750)
Net loss attributable to noncontrolling interest	—	—	—	—	674	674

Net (loss) income attributable to member of Summit Materials, LLC	$(11,424)	$(5,988)	$30,440	$10,657	$(35,109)	$(11,424)

Comprehensive (loss) income attributable to member of Summit Materials, LLC	$(12,615)	(5,170)	$30,440	$8,893	$(34,163)	$(12,615)

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 26, 2015

	Issuers	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Net cash (used in) provided by operating activities	$(140,504)	$112,541	$9,203	$(167)	$(18,927)

Cash flow from investing activities:
Acquisitions, net of cash acquired	—	(505,466)	—	—	(505,466)
Purchase of property, plant and equipment	(3,743)	(65,001)	(928)	—	(69,672)
Proceeds from the sale of property, plant, and equipment	—	8,821	62	—	8,883
Other	—	610	—	—	610

Net cash used for investing activities	(3,743)	(561,036)	(866)	—	(565,645)

Cash flow from financing activities:
Proceeds from investment by member	490,916	—	—	—	490,916
Capital issuance costs	(12,539)	—	—	—	(12,539)
Net proceeds from debt issuance	1,415,750	—	—	—	1,415,750
Loans received from and payments made on loans from other Summit Companies	(1,031,576)	1,047,015	(9,000)	(6,439)	—
Payments on long-term debt	(669,123)	(583,340)	—	1,056	(1,251,407)
Payments on acquisition-related liabilities	(166)	(14,852)	—	—	(15,018)
Financing costs	(10,911)	—	—	—	(10,911)
Distributions from partnership	(39,952)	—	—	—	(39,952)
Other	—	—	—	—	—

Net cash provided by (used for) financing activities	142,399	448,823	(9,000)	(5,383)	576,839

Net increase (decrease) in cash	(1,848)	328	(663)	(5,550)	(7,733)

Cash — Beginning of period	10,837	697	8,793	(7,112)	13,215

Cash— End of period	$8,989	$1,025	$8,130	$(12,662)	$5,482

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 27, 2014

	Issuers	Non- Wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Net cash used in operating activities	$(36,504)	$(2,408)	$28,727	$668	$(1,319)	$(10,836)

Cash flow from investing activities:
Acquisitions, net of cash acquired	(181,754)	—	(170,187)	—	—	(351,941)
Purchase of property, plant and equipment	(3,674)	(13,472)	(46,575)	(523)	—	(64,244)
Proceeds from the sale of property, plant, and equipment	—	—	9,345	230	—	9,575
Other	—	—	(409)	—	1,166	757

Net cash (used for) provided by investing activities	(185,428)	(13,472)	(207,826)	(293)	1,166	(405,853)

Cash flow from financing activities:
Proceeds from investment by member	24,350	—	—	1,353	(1,353)	24,350
Net proceeds from debt issuance	657,217	—	—	—	—	657,217
Loans received from and payments made on loans from other Summit Companies	(195,590)	16,383	189,243	(2,113)	(7,923)	—
Payments on long-term debt	(251,062)	(509)	(6,766)	—	—	(258,337)
Payments on acquisition-related liabilities	(1,500)	—	(4,307)	—	—	(5,807)
Financing costs	(8,834)	—	—	—	—	(8,834)
Other	(88)	—	(1,500)	—	1,500	(88)

Net cash provided by (used for) financing activities	224,493	15,874	176,670	(760)	(7,776)	408,501

Net increase (decrease) in cash	2,561	(6)	(2,429)	(385)	(7,929)	(8,188)

Cash — Beginning of period	10,375	9	3,442	3,631	(2,540)	14,917

Cash— End of period	$12,936	$3	$1,013	$3,246	$(10,469)	$6,729

* * *